Exhibit 99(j)(2)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of AllianceBernstein Concentrated Growth Fund, a series of AllianceBernstein Cap Fund, Inc. and to the use of our report dated February 28, 2014 on the financial statements and financial highlights of W.P. Stewart & Co. Growth Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders of Investment Managers Series Trust, which is incorporated by reference into the Statement of Additional Information.

                                                    /s/ TAIT, WELLER & BAKER LLP


Philadelphia, Pennsylvania
October 29, 2014